Exhibit 1


                                           April 24, 1997


VIA FACSIMILE

LaSalle National Bank
135 South LaSalle Street
Chicago, Illinois  60603
Attention:  Sarah H. Webb


     Re: Marvel (Parent) Holdings Inc. Senior Secured Discount Notes due 1998 (the "Securities") issued pursuant to an Indenture dated as of October 1, 1993 (the "Indenture") between Marvel (Parent) Holdings Inc. and NationsBank of Georgia, National Association, as Original Trustee, as succeeded by The Bank of New York as First Successor Trustee and LaSalle National Bank as Second Successor Trustee (the "Trustee")


Gentlemen:

     As you know, we the undersigned Marvel (Parent) Holdings Inc. Beneficial Owners have given the Trustee a Direction Letter dated March 25, 1997. The various letters and a consent annexed to the Direction Letter refer to actions being taken at 9:00 a.m. New York time on March 25, 1997. In order to continue conversations with the Marvel Companies, we asked you not to take action on March 25, 1997, March 26, 1997, March 27, 1997, March 28, 1997 and the following dates until you were hereby informed by us otherwise. By this letter we reaffirm and revive the Direction Letter and the indemnity provided therein to you, and advise you to revise the effective date and time on the annex letters and consent to April 24, 1997, 3:00 p.m. New York time and to execute and release those letters and the consent at or promptly after 3:00 p.m. New York time, April 24, 1997. The undersigned hereby consents that this letter may be combined by you with other similar letters from other holders of the securities to obtain the requisite percentage for a letter of direction.

     Thank you for your cooperation in this matter.

                         Very truly yours,

                         HIGH RIVER LIMITED PARTNERSHIP


                         By: /s/ Carl Icahn
                            _________________________

                            Printed Name:  Carl Icahn
                            Title:
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